Exhibit 99.1

NEWS
Contacts:

Investors/Analysts: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

CoStar Group, Inc. Announces Third Quarter 2008 Results

Year over Year Net Income Doubles for the Fourth Consecutive Quarter;
Company Again Raises Earnings Outlook for Fourth Quarter 2008

BETHESDA, MD – October 29, 2008 – CoStar Group, Inc. (NASDAQ: CSGP), the number one provider of information/marketing services to the commercial real estate industry, today announced that its third quarter 2008 net income increased 104% to $6.6 million, or $0.34 per diluted share, compared to $3.3 million, or $0.17 per diluted share for the same period a year ago. EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of 2008 was $15.5 million, an increase of 95% compared to EBITDA of $8.0 million for the third quarter of 2007. Revenues for the third quarter of 2008 increased 9.0% to $53.8 million compared to $49.3 million for the third quarter of 2007. U.S. subscription revenue increased 1.2% from the second quarter to the third quarter of 2008.

As of September 30, 2008, the company had $213.2 million in cash, cash equivalents, short-term and long-term investments, an increase of $14.9 million since June 30, 2008, and no long-term debt.

Year 2007-2008 Quarterly Results
(in millions, except per share data)
	2007				2008
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$44.8	$47.8	$49.3	$50.8	$52.3	$53.5	$53.8
EBITDA	5.0	4.2	8.0	16.8	11.5	12.8	15.5
Net income	1.8	1.2	3.3	9.7	5.0	5.4	6.6
Net income per share - diluted	0.09	0.06	0.17	0.50	0.26	0.28	0.34
Weighted average outstanding shares - diluted	19.2	19.3	19.5	19.5	19.4	19.5	19.6

“Market conditions have clearly deteriorated as a result of the ongoing global financial crisis and have produced volatility in our business,” said CoStar Group President and CEO Andrew C. Florance. “However, current market conditions are also creating significant new demand for high quality, research-verified information to evaluate, assess and quantify risk throughout commercial real estate portfolios.”

“Following the investments we made over the past several years expanding our market coverage in the U.S. and U.K., we continue to see a huge potential market for CoStar’s information services,” Florance continued. “With our relatively fixed cost structure already in place, we believe there is significant opportunity for additional high-margin revenue growth.”

As of the end of the third quarter of 2008, demand for CoStar’s subscription-based information services remained strong as the company added 5,144 net new paying subscribers for a total of 92,199, compared to 87,055 for the third quarter 2007. The 12-month trailing customer renewal rate for CoStar’s subscription-based services was approximately 90%.

“In the second quarter of 2007, we set a goal to dramatically increase our then-companywide EBITDA margin of 9% to a 30% EBITDA margin in our U.S. operations by the end of 2008,” stated Florance.  “I am pleased to announce that we exceeded that goal ahead of schedule with this past quarter’s results of a 33% EBITDA margin in the U.S. We expect to maintain or exceed the 30% U.S. EBITDA margin through the rest of this year, 2009 and 2010. We are also well on our way of achieving our goal of break-even in our international operations.”

“We continue to believe our goal of $100 million of annualized EBITDA for the company by the end of 2010 is achievable based on the current economic and commercial real estate environments. However, the weakening economic outlook and ongoing financial instability may result in a slower rate of revenue growth in the near-term,” he added. “We fully expect to manage our business through the current environment and to capitalize on our stable subscription-based business model to achieve our earnings goal.”

Slower third quarter revenue growth was a result of unfavorable foreign currency exchange rates, declining non-subscription-based revenue combined with slower revenue growth for subscription-based services during the quarter. Non-subscription-based revenue, mostly related to products that facilitate the buying and selling of commercial buildings, performed poorly during the quarter and is not expected to improve for several quarters.  Unlike other competitors, non-subscription-based revenue for CoStar accounts for less than 5% of the company’s total revenue.

Fourth Quarter and Full-Year 2008 Outlook

“CoStar continues to anticipate earnings growth from U.S. operations through 2008 as a result of consistent subscription-based revenue growth over a relatively fixed or slightly declining cost base,” said CoStar Group Chief Financial Officer Brian J. Radecki. “Our third quarter results demonstrate our ability to manage our cost structure carefully in a difficult economic environment.”

“Based on strong results from the past three quarters and continued execution of our plan, we are raising the outlook for fully diluted net income per share for the full year 2008 to approximately $1.22 to $1.24,” added Radecki. “In addition, we now expect fully diluted net income per share for the fourth quarter of 2008 of approximately $0.34 to $0.36.”

For the fourth quarter of 2008, the company anticipates quarterly revenue of approximately $53.8 million to $54.3 million.  Given the unprecedented current economic environment, including significant foreign currency exchange rate fluctuations negatively affecting International revenue, our actual fourth quarter revenue results could differ from our guidance.

Management will conduct a conference call to discuss earnings results for the third quarter ended September 30, 2008, and the financial outlook for the fourth quarter of 2008 at 11:00 a.m. EDT on Thursday, October 30, 2008. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/. To join the conference call by telephone, please call (800) 230-1074 from within the United States and Canada, or (612) 234-9960 from outside the United States and Canada. Refer to Conference reservation number 964778. A replay of the conference call will be available approximately one hour after the live call concludes and remain available through midnight on November 13, 2008. The replay telephone number is (800) 475-6701 within the United States and Canada, or (320) 365-3844 outside the United States and Canada.  Refer to Conference reservation number 964778. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Revenues	$53,757	$49,340	$159,499	$141,965
Cost of revenues	17,613	19,551	55,675	56,695
Gross margin	36,144	29,789	103,824	85,270

Operating expenses:
Selling and marketing	10,336	11,924	33,330	39,752
Software development	3,122	3,026	9,677	9,366
General and administrative	10,170	9,674	30,074	26,826
Purchase amortization	1,236	1,328	3,723	3,807
	24,864	25,952	76,804	79,751

Income from operations	11,280	3,837	27,020	5,519
Interest and other income, net	951	2,072	4,132	5,825
Income before income taxes	12,231	5,909	31,152	11,344
Income tax expense, net	5,586	2,659	14,030	5,105
Net income	$6,645	$3,250	$17,122	$6,239

Net income per share - basic	$0.34	$0.17	$0.89	$0.33
Net income per share - diluted	$0.34	$0.17	$0.88	$0.32

Weighted average outstanding shares - basic	19,393	19,045	19,330	18,997
Weighted average outstanding shares - diluted	19,604	19,475	19,535	19,362

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$6,645	$3,250	$17,122	$6,239
Purchase amortization in cost of revenues	585	439	1,772	1,387
Purchase amortization in operating expenses	1,236	1,328	3,723	3,807
Depreciation and other amortization	2,432	2,349	7,374	6,513
Interest income, net	(951)	(2,072)	(4,132)	(5,825)
Income tax expense, net	5,586	2,659	14,030	5,105
EBITDA	$15,533	$7,953	$39,889	$17,226

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenues
United States	$48,026	$43,503	$141,888	$125,565
International	5,731	5,837	17,611	16,400
Total Revenues	$53,757	$49,340	$159,499	$141,965

EBITDA
United States	$15,852	$9,407	$42,184	$21,011
International*	(319)	(1,454)	(2,295)	(3,785)
Total EBITDA	$15,533	$7,953	$39,889	$17,226

* International EBITDA includes a corporate allocation of approximately $277,000 and $450,000 for the three months ended September 30, 2008 and 2007, respectively, and $887,000 and $2,200,000 for the nine months ended September 30, 2008 and 2007, respectively.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$139,150	$57,785
Short-term investments	43,805	129,641
Accounts receivable, net	12,113	10,875
Deferred income taxes	1,067	2,716
Prepaid and other current assets	4,152	4,661
Total current assets	200,287	205,678

Long-term investments	30,203	-
Deferred income taxes	2,706	2,233
Property and equipment, net	19,296	24,045
Intangible and other assets, net	80,782	87,565
Deposits and other assets	1,642	2,322
Total assets	$334,916	$321,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$23,733	$27,863
Deferred revenue	10,180	10,374
Total current liabilities	33,913	38,237

Deferred income taxes	338	1,801

Stockholders' equity	300,665	281,805
Total liabilities and stockholders' equity	$334,916	$321,843

Reconciliation of Non-GAAP Financial Measures with 2007-2008 Quarterly Results
(in millions)
	2007				2008
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$1.8	$1.2	$3.3	$9.7	$5.0	$5.4	$6.6
Purchase amortization	1.6	1.8	1.8	2.0	1.8	1.9	1.8
Depreciation and other amortization	2.0	2.1	2.3	2.5	2.5	2.5	2.4
Interest income, net	(1.9)	(1.9)	(2.1)	(2.2)	(1.9)	(1.3)	(0.9)
Income tax expense, net	1.5	1.0	2.7	4.8	4.1	4.3	5.6
EBITDA	$5.0	$4.2	$8.0	$16.8	$11.5	$12.8	$15.5

About CoStar Group, Inc.

CoStar Group, Inc. (Nasdaq: CSGP) is the number one provider of information/marketing services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France. Headquartered in Bethesda, MD, CoStar has approximately 1,300 people working for the company worldwide, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar's expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar's Form 10-K for the year ended December 31, 2007 and CoStar's Form 10-Q for the quarter ended June 30, 2008, under the heading "Risk Factors.” In addition to these statements, there can be no assurance that the company will achieve its earnings outlook for the fourth quarter and full year 2008 or the earnings outlook of $100 million in annualized EBITDA by the end of 2010; that the deteriorated market conditions will continue to create new demand for the company’s services; that the company’s market potential will continue at the same level or increase following the investments the company has made over the past several years expanding market coverage; that there is significant opportunity for additional high-margin revenue growth with the company’s relatively fixed cost structure in place; that the company will maintain or exceed the 30% U.S. EBITDA margin through the rest of this year, 2009 and 2010; that the company will achieve its goal of break-even in its international operations; that the company's goal of $100 million of annualized EBITDA for the company by the end of 2010 is achievable based on the current economic and commercial real estate environments; that the weakening economic outlook and ongoing financial instability will not further slow the rate of revenue growth; that the company will successfully manage its business through the current environment and capitalize on its stable subscription-based business model to achieve its earnings goal; that the non-subscription-based revenue will not improve for several quarters; that demand for the company’s subscription-based information services will remain strong; that the company will achieve earnings growth from U.S. operations through 2008 as a result of consistent subscription-based revenue growth over a relatively fixed or slightly declining cost base; that the company will be able to continue to manage its cost structure carefully in a difficult economic environment; that fully diluted net income for the fourth quarter of 2008 and full year 2008 will be as stated in this press release; and that quarterly revenue for the fourth quarter 2008 will be as stated in this press release.  All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.